Exhibit K
EXECUTION COPY

PRIVATE & CONFIDENTIAL

March 15, 2010

Sage Merger Company, Inc.
c/o ONCAP Management Partners LP
161 Bay Street, 48th Floor
P.O. Box 220
Toronto, Ontario
M5J 2S1

Attention:          Mr. Mark Gordon
                            Mr. Ryan Mashinter

Dear Sirs:

The Manufacturers Life Insurance Company (“Manulife”) is pleased to commit to provide a subordinated debt placement of up to $26,500,000 (the “Credit Facility”) and a equity placement of $3,500,000 in the holding company (“Sage Parent Co.”) of a new corporation (“SSG Acquisition” or the “Borrower”) controlled by ONCAP Management Partners L.P. (“ONCAP” or the “Sponsor”) on the terms set out on the attached Term Sheet.

We understand that the Borrower is a newly formed acquisition vehicle formed by one or more affiliates of ONCAP. You contemplate that, pursuant to the Agreement and Plan of Merger, dated as of March 15, 2010 (the “Merger Agreement”), by and among SAGE PARENT COMPANY, INC., a Delaware corporation, SAGE MERGER COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent, and SPORT SUPPLY GROUP, INC., a Delaware corporation, SSG Acquisition will merge (the “Acquisition”) into Sport Supply Group, Inc., a Delaware corporation (“SSG”), such that, after consummation of the Acquisition, SSG will be the Borrower. We further understand that proceeds from the Manulife investments will be used (i) to fund the payment of the purchase price or merger consideration paid to consummate the Acquisition, and (ii) to pay fees, costs and expenses incurred in connection with the Acquisition and any related financing. Capitalized terms not otherwise defined have the meanings given to them in the Term Sheet attached hereto (the “Term Sheet” and together with this Commitment Letter and other attachments hereto, the “Commitment Letter”).

LENDERS:	Manulife or one of its subsidiaries (the “Subordinated Lender”).

AMOUNT:	Manulife to invest $26,500,000 in Debentures.

DEBENTURE:	The Debenture in the amount of $26,500,000 will contain the following terms and conditions:

EQUITY CO-INVEST:	Minimum equity investment of $3,500,000 on the same terms and conditions as Sponsor, subject to allowance for the fact that the Sponsor will control Sage Parent Company.

FEES:	The Subordinated Lender will earn and be paid the following fees:

(i)	An amount equal to 2% of the amount of the Debenture will be payable on closing. If the transaction does not close, no fees will be payable, other than reimbursement of out-of-pocket expenses.

EXPENSES:
Any reasonable expenses incurred and documented by the Subordinated Lender with respect to this proposed transaction are for the Sponsor’s account. Such expenses will include any legal expenses in assisting the Subordinated Lender in completing due diligence.

CONDITIONS
PRECEDENT:
Our commitments hereunder are subject to (a) the satisfaction of the terms and conditions set forth herein and in the Term Sheet including compliance with the indemnification provisions set forth in Annex I hereto, (b) there being no facts, events or circumstances, now existing of which we are not already aware or hereafter arising, which would hereafter come to our attention and which would, in our good faith determination, have a Material Adverse Effect, as such term is defined in the Term Sheet and (c) the closing of the Acquisition in accordance with the terms of the Merger Agreement without giving effect to any waiver or other modification therein by SSG Acquisition of any conditions which are adverse to the interests of Manulife other than an amendment the sole effect of which shall be to extend the outside date to the date that is 210 days from the date hereof for which Manulife has not given its consent, which such consent shall not be unreasonably withheld or delayed. There shall be no conditions to closing and funding not expressly set forth herein or in the Term Sheet. In the event any of the foregoing conditions, events or circumstances are not satisfied, we reserve the right (to be exercised by giving written notice to you) to either terminate our commitments hereunder (in which case we will have no other or further obligations hereunder or in connection with the Credit Facility and you will have no other or further obligations hereunder or in connection with the Credit Facility except those which are specifically stated herein to survive any termination of our commitments hereunder) or to propose alternative financing amounts or structures that assure adequate protection for the lenders (which alternative proposals will not be binding on you unless accepted in writing).

REPRESENTATIONS AND WARRANTIES MADE AT CLOSING; COLLATERAL PROVIDED AT
CLOSING:
Notwithstanding anything in the Term Sheet, this Commitment Letter, the Credit Facility, the notes (if any) issued pursuant to the Credit Facility (the “Notes”), the collateral documents required pursuant to the Credit Facility (the “Collateral Documents”), the guaranties required pursuant to the Credit Facility (the “Guaranties”), and the intercreditor agreement entered into in connection with the Credit Facility (the “Intercreditor Agreement” and together with the Notes, the Collateral Documents, and the Guaranties, the “Loan Documents”) or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to SSG, its subsidiaries and their businesses the making of which shall be a condition to availability of the loans to be made pursuant to the Credit Facility (the “Loans”) on the Closing Date shall be (i) such of the representations made with respect to SSG in the Merger Agreement as are material to the interests of the Subordinated Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents shall be such that they do not impair the availability of the Loans on the Closing Date if the conditions set forth herein and in the Term Sheet are satisfied, it being understood that to the extent any security interest in the intended collateral, a security interest in which may not be perfected by the filing of a Uniform Commercial Code financing statement or possession of certificated securities (if any), is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such security interest(s) in such collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by Manulife and Borrower. For purposes hereof, “Specified Representations” means the representations and warranties of SSG set forth in the Term Sheet relating to corporate existence, power and authority to enter into the Loan Documents, due authorization, execution and delivery of the Loan Documents, enforceability of the Loan Documents, approvals (with respect to the Loan Documents), use of proceeds, no margin stock, acquisition documents being true, complete, correct and in full force and effect, Closing Date solvency after giving effect to the transactions contemplated hereby, the creation, status as senior indebtedness, validity, priority and perfection of the security interest granted in the intended collateral (except as specifically set forth above) and the obligations of the Sponsor to participate in the common equity of the Borrower as set out in the Term Sheet.

CONFIDENTIALITY:
Other than required by law, the Sponsor agrees, that without the prior written consent of Manulife, it shall not provide this Commitment Letter to parties other than its employees, management, senior lenders and professional advisors, nor shall the Sponsor discuss the terms and structure of this offering with any other party that has been invited to propose an investment in the Company.

JURISDICTION:
THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this.

JURY TRIAL:
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

INDEMNITY:
By your signature below you hereby agree to indemnify and hold harmless each Subordinated Lender committing to participate in the Credit Facility and each of our and their respective affiliates, directors, officers, agents and employees, and agree to promptly pay all of the fees and expenses following demand and receipt of supporting documentation, as set forth in Annex I hereto (with the terms and provisions of such Annex I being hereby incorporated by reference)

ASSIGNMENT:
This Commitment Letter shall not be assignable by you without the prior written consent of Manulife (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Parties), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties). Any and all services to be provided by Manulife may be performed and any and all rights of Manulife hereunder may be exercised by or through any of its affiliates or branches. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

PATRIOT ACT:
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us may be required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow us or such Subordinated Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Subordinated Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with other participants in the subordinate credit facilities.

SURVIVAL:
The indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the agreements of any party hereunder

If the terms and conditions of this Commitment Letter are acceptable to you, please return an executed copy to the undersigned no later than 5 p.m. (Toronto time) on March 19, 2010. Our commitments will terminate at such time unless an executed copy of this Commitment Letter signed by you, has been delivered to us; provided, however, that our commitments hereunder will terminate at 5:00 p.m. (Toronto time) on the date that is the earlier of (x) the date that the Merger Agreement is terminated and (y) 210 days from the date hereof unless, on or prior to such time, definitive credit documentation consistent with this Commitment Letter has been executed and delivered by the parties.

The Manufacturers Life Insurance Company

/s/ Rajiv Bakshi
Rajiv Bakshi
The Manufacturers Life Insurance Company

The undersigned confirms agreement to, and acceptance of the terms and conditions outlined above, this 15th day of March , 2010

Sage Merger Company, Inc.

         /s/ Michael Lay
per:  Michael Lay
         President

         /s/ Mark Gordon
per:  Mark Gordon
         Vice President and Secretary

ANNEX I to Commitment Letter

INDEMNIFICATION PROVISIONS

Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the Commitment Letter to which this Annex I is attached and the Term Sheet.

Sage Merger Company, Inc. (“SSG Acquisition”) shall indemnify Manulife, in accordance with the Commitment Letter, without duplication, for all reasonable, out of pocket fees and expenses incurred by it as provided for under the heading “Expenses” in the Term Sheet. The provisions of such indemnification will survive any termination of the commitments under the Commitment Letter.

In addition, whether or not definitive credit documentation is ultimately executed and delivered or any advance is made under the Commitment Letter, SSG Acquisition hereby agrees to indemnify and hold harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). “Indemnified Parties” shall mean Manulife, each affiliate of Manulife and the respective directors, officers, agents and employees of each of the foregoing. “Liabilities” shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may be or become subject which arise out of or relate to or result from any transaction, action or proceeding in connection with the transactions mentioned in the Commitment Letter, or Term Sheet or any action or proceeding related thereto other than to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct, bad faith or gross negligence of any Indemnified Party (including, without limitation, any breach of an Indemnified Party’s obligation to fund the commitments contemplated by the Commitment Letter), but Liabilities shall not include (a) loss of profit, loss of income or revenue or loss of business opportunity or (b) any settlement entered into by any Indemnified Party without SSG Acquisition’s consent (not to be unreasonably withheld or delayed). In addition to the foregoing, the Borrower agrees to reimburse each Indemnified Party for all reasonable legal or other reasonable expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding) of such Indemnified Party. Notwithstanding any other provisions of this Commitment Letter, no Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the this Commitment Letter, the credit facilities provided thereunder . The provisions of such indemnifications will survive any termination of any Manulife’s commitment under the Commitment Letter and will merge in the definitive credit documentation and will cease to apply after the execution and delivery of the definitive credit documentation (it being acknowledged that the definitive credit documentation will contain ongoing indemnification obligations by the Borrower).

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